NEW YORK HEALTH CARE
                                [GRAPHIC OMITTED]
                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
                              ---------------------

              NEW YORK HEALTH CARE ANNOUNCES SECOND QUARTER RESULTS
              -----------------------------------------------------

Brooklyn, NY - August 18, 2003 - NEW YORK HEALTH CARE, INC. (THE "COMPANY") (NASDAQ: BBAL) today announced financial results for the quarter ended June 30, 2003. Net sales were $10,820,960 and were entirely generated from its healthcare services subsidiary. The Company's BioBalance subsidiary is a developmental stage specialty pharmaceutical company which did not generate revenues during this period. For the second quarter, the Company recorded a net loss of $689,088 or $0.03 per share. This compares to a loss of $338,475 for the year-ago period. The loss is due primarily to research-related expenses within the BioBalance subsidiary for development and testing of its proprietary biotherapeutic agent (PROBACTRIX(TM)) for the treatment of various gastrointestinal disorders and diseases.

On January 2, 2003, The BioBalance Corp. ("BioBalance") acquired New York Health Care in a transaction accounted for as a reverse acquisition. In accordance with the applicable accounting principles, the accompanying consolidated financial statements reflect the historical results of the predecessor entity (The BioBalance Corporation) prior to the merger date. The common stock and per share information have also been adjusted to reflect the reverse acquisition.

For the first half 2003, the Company generated revenues of $22,814,749 with a net loss of $19,693,950. The loss reflected goodwill impairment of $18,770,000 related to the home care business, which was recorded in the prior quarter. This goodwill figure was based upon the market value of NYHC common stock at the time of the merger. Based however upon an independent valuation of this business versus its purchase price, the Company has recorded a non-cash, non-recurring impairment to goodwill charge of $17,869,339. The first half results include the aforementioned impairment to goodwill charge, as well as a non-cash expense of $1,036,176 resulting from an increase in the fair value of the options as a result of the merger and the issuance of stock options to consultants. Without these two non-cash items, the net loss would be $788,000. This amount includes net income of $292,000 from the operations of the home health care segment offset by operating losses, net of non-cash compensation, of $1,080,000 from the BioBalance segment.

Commenting, Jerry Braun, President and Chief Executive Officer of New York Health Care, stated, "While our home health care business continues to profitably grow and generate cash, the excitement for our Company is clearly the formulation, PROBACTRIX(TM) , a proprietary suspension of M-17 E. coli, which is approved as an OTC pharmaceutical in Russia and as a food supplement in Israel."

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New York Health Care News Release                                         Page 2
August 15, 2003

Mr. Braun noted, "We've seen very encouraging results from studies on diarrhea in cancer and AIDS patients whose gastrointestinal symptoms are typically a by-product of the treatments they are undergoing. For example, clinical trials on AIDS patients at The Moscow Center of HIV, showed that PROBACTRIX(TM) significantly reduced gastrointestinal complaints in as early as three to five days after its initiation. Within ten days of treatment, diarrhea symptoms were markedly reduced or totally disappeared in the treatment arm, but not in the control group. There was also a favorable response to the research abstract presented at Digestive Disease Week in May whose major author was Dr. Samuel N. Adler of Bikur Cholim Hospital, in Jerusalem. In that study, 53% of Irritable Bowel Syndrome patients had an excellent response with PROBACTRIX(TM) and 22.6% had a partial response. Importantly, many of these IBS patients had been unresponsive to other therapies for a number of years."

Dennis O'Donnell, Chief Operating Officer of BioBalance, stated, "We are working diligently to comply with applicable requirements for the introduction of our first product, PROBACTRIX(TM), to the United States market as a medical food for the treatment of IBS and symptoms. To be marketed as a medical food: 1) the ingredients must be either approved food additives or generally recognized as safe ("GRAS"); and 2) the product must satisfy the statutory definition of a medical food."

He continued, "We are far along in the GRAS review process. As of this date, the literature review had been completed; laboratory testing to verify the character of our product had been completed at two universities and at a well known and established testing center for bacteriological strains; and the first peer reviewed article relating to PROBACTRIX(TM) has been published. Efforts are ongoing to publish additional articles covering BioBalance's complete dossier. Since February 2003, we've had Dr. Robert Hoerr, MD, Ph.D., and Dr. Eileen Bostwick, Ph.D., as Director of Medical and Regulatory Affairs, and Director of Research and Development, respectively, focused on completing the GRAS and medical food determination process. We believe that completion of the GRAS certification process will occur in first quarter of 2004 or perhaps a little earlier. In addition, in May of this year, we retained the services of Sidley Austin to accelerate the development of PROBACTRIX(TM) as a medical food and to help us explore additional regulatory pathways for our core technology as a prescription or OTC drug."

Separately, the Company announced that the legislatures of the States of New Jersey and New York are in the process of adopting new legislation which could have a material adverse affect on the Company's home health care business. The legislation under consideration in New Jersey has the potential of closing private home health care agencies whose business consists primarily of Medicaid and State-funded services while the legislation in New York, which has been passed by the Assembly and Senate but not yet signed by the Governor, may increase New York Health Care's cost of doing business. New York Health Care has directly and/or through lobbyists expressed its opposition to the pending legislation in both states.

New  Jersey:
The legislation being considered by the New Jersey Assembly and Senate (Assembly bill A3778; Senate bill S2662) would require all persons in that state who are qualified and available to provide Medicaid-funded or other State-funded home health care or personal care aide services, to enroll in a referral registry of the four Home Care Councils as a condition of their authorization to provide such services. Moreover, each Home Care Council would be State-funded and could employ the registered health aides, including family members, to provide home health and personal care services. The Home Care Council would provide a referral service from their list of aides to consumers and would determine the duties and minimum compensation of these aides. The pending legislation also permits the Home Care Councils to assess and collect fees from private home health care agencies, such as New York Health Care, and various other persons seeking to access the referral registry.

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New York Health Care News Release                                         Page 3
August 15, 2003

The pending New Jersey legislation would establish a minimum wage of ten dollars per hour for the employment of home health and personal care aides, whether employed by the state or private agencies and businesses, such as the Company. The minimum wage level in the proposed legislation is higher than average wage levels paid by the Company in New Jersey. Private agencies employing home health and personal care aides in New Jersey would also be required to pay to the Home Care Council in its region an initial enrollment fee for each aide who provides Medicaid-funded or other State-funded home health or personal care aide services.

The legislation would also require private agencies supplying Medicaid-funded or State-funded home health and personal care aide services to limit spending for administrative costs to not more than 25% of the total annual revenue received from Medicaid-funded or other State-funded home health or personal care aide services. Private agencies would also have to file annual cost reports for the Department of Human Services or Department of Health and Senior Services based upon the categories of administrative expenses limited by the legislation.

The Company's management believes that if the presently pending New Jersey legislation becomes a law, it would likely result in the costs of private home health care business increasing to such an extent, that it would be unprofitable to continue home health care operations in that state. For the year ended December 31, 2002, the Company's wholly-owned subsidiary operating in New Jersey, Helping Hands Healthcare, received 69% of its revenues from Medicaid-funded and other State-funded services in New Jersey, which represents 12% of the Company's home health care division revenues. Thus far during 2003, Helping Hands Healthcare has received approximately 66% of its revenues from these sources in New Jersey, representing approximately 10% of the Company's home health care division revenues.

New  York:
The New York State Assembly and Senate have passed an act to amend the Public Health Law in relation to home heath care services, agency reimbursement and reporting requirements (Assembly Bill A3612; Senate Bill S2949). As of the date of this report, the Governor of New York has not yet signed this legislation into law. The new law would require that any private agency providing home health care services must file a report including a complete description of its operations; and the type, frequency and reimbursement for services provided including, but not limited to, reimbursement from federal and state governmental agencies. Moreover, the Commissioner of Health would be required to adopt rules and regulations for licensed home care services agencies which would establish a cap on administrative and general costs equal to the approximately 25% cap on such costs presently required of Certified Home Health Agencies. The Company is already subject to the approximately 25% limit on administrative and general costs equal to a Certified Home Health Agency and is similarly required to file the type of reports which would also be required by the new legislation.
However, one of the Company's branch offices, which does not have a Medicaid contract and is therefore not subject to such restrictions, would be required by the new law to file the reports and observe the approximately 25% administrative and general costs limitation, even though it does not receive any direct reimbursement from any government programs.

If the New York State legislation is signed into law by the Governor, the Company's management believes that it will result in increased costs to New York Health Care which it may not be able to recover through increased charges.

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New York Health Care, Inc. News Release                                   Page 4
August 15, 2003

BioBalance is a specialty pharmaceutical company focused on the discovery, development and marketing of proprietary treatments for gastrointestinal (GI) disorders. These include Irritable Bowel Syndrome (IBS), antibiotic-associated diarrhea (AAD) and chemotherapy-induced diarrhea (CID). It is in the process of compliance with applicable regulatory requirements for the introduction of its first product, PROBACTRIX(TM), to the United States market as a medical food for IBS. According to some sources, the number of Americans that suffer from Irritable Bowel Syndrome ("IBS") could be as high as 55 million. Overall, it is estimated that there are well over 100 million IBS sufferers around the world.

New York Health Care is a licensed home health care agency engaged primarily in supplying the services of paraprofessionals who provide a broad range of health care support services to patients in their homes.

SAFE HARBOR STATEMENT In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future events, financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, satisfaction of approvals and conditions applicable to the transaction described above, the company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by the company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements made in the Company's 2002 Annual Report on Form 10-K, the Company's Form S-4 Registration Statement, its latest quarterly report on Form 10-Q and current reports on Form 8-K.


CONTACT:                          -or-         INVESTOR RELATIONS COUNSEL:
New York Health Care                           The Equity Group Inc.
Jerry Braun, President & C.E.O.                Linda Latman     (212) 836-9609
(718)  375-6700                                www.theequitygroup.com

The BioBalance Corp.
Jeanne Quinto
(212) 679-7778
investorrel@thebiobalancecorp.com
---------------------------------


                            (See Accompanying Tables)


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
New York Health Care, Inc. News Release                                                  Page 5
August 15, 2003

                            NEW YORK HEALTH CARE, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (UNAUDITED)

                                           For The Three Months Ended    For The Six Months Ended
                                                  June 30, (1)                June 30, (1)
                                           --------------------------  ----------------------------
                                               2003          2002          2003           2002
                                           ------------  ------------  -------------  -------------
Net patient service revenue                $10,820,260   $         -   $ 22,814,749   $          -
                                           ------------  ------------  -------------  -------------

Expenses:
  Professional care of patients              8,531,889             -     18,238,667              -
                                           ------------  ------------  -------------  -------------
  Product development                          170,093        59,102        265,089        147,048
                                           ------------  ------------  -------------  -------------
  General and administrative
    (excluding non cash compensation)        2,420,496       226,373      4,874,226        466,550
  Non cash compensation                        283,656             -      1,036,176              -
                                           ------------  ------------  -------------  -------------

    Total general and administrative
      expenses                               2,704,152       226,373      5,910,402        466,550
                                           ------------  ------------  -------------  -------------

  Goodwill impairment (2)                            -             -     17,869,339              -
  Bad debt expense                               5,250             -         20,250              -
  Depreciation and amortization                114,267        53,000        228,755        105,000
                                           ------------  ------------  -------------  -------------

     Total operating expenses               11,525,651       338,475     42,532,502        718,598
                                           ------------  ------------  -------------  -------------

Loss from operations                          (705,391)     (338,475)   (19,717,753)      (718,598)

Non-operating expenses:
  Interest income                               16,593             -         24,810              -
  Interest expense                                (290)            -         (1,007)             -
                                           ------------  ------------  -------------  -------------

Net loss                                   $  (689,088)  $  (338,475)  $(19,693,950)  $   (718,598)
                                           ============  ============  =============  =============

Basic and diluted loss per share           $     (0.03)  $     (0.02)  $      (0.82)  $      (0.04)
                                           ------------  ------------  -------------  -------------

Weighted and diluted average shares         23,918,975    20,171,345     23,903,492     20,071,465
                                           ============  ============  =============  =============
outstanding

(1)  On  January  2,  2003,  The BioBalance Corp. ("BioBalance") acquired New York Health Care in a transaction  accounted  for as a reverse acquisition.  Although New York Health Care is the name of the surviving public corporate entity, and BioBalance is its wholly-owned subsidiary, the Company's financial statements reflect the historical results of BioBalance, prior to January 2, 2003 and the consolidated  results of operations of the Company subsequent to the acquisition date of January 2,
2003.  The  Company's  condensed consolidated financial statements have been retroactively adjusted to  give  effect  to the reverse acquisition on January 2, 2003.  At that time, the Company amended its  certificate  of incorporation increasing the number of authorized common stock from 50,000,000 shares  to  100,000,000  shares  and  preferred  stock  from  2,000,000 shares to 5,000,000 shares.

(2)  As  a  result of the merger early in the year, the Company recognized goodwill of $18,750,000, related to the home care business.  Based upon an independent valuation of this business versus its purchase  price,  the  Company  recorded a non-cash, non-recurring impairment to goodwill charge of
$17,869,339.  The  first  quarter  net  loss  $18,828,915 also includes a non-cash loss of $753,000 resulting  from  an  accounting  charge due to the issuance of variable options.  Without these two non-cash  items,  the  consolidated net loss would be $383,000, comprised of net income of $156,000 from the operations of the home health care segment offset by operating losses of $539,000 from the
BioBalance  segment.


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
New York Health Care, Inc. News Release                                                  Page 6
August 15, 2003

                           NEW YORK HEALTH CARE, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS
                                             ASSETS

                                                             June 30, 2003    December 31, 2002
                                                            ---------------  -------------------
                                                              (Unaudited)
Current assets:
  Cash and cash equivalents                                 $    8,101,339   $        2,625,378
  Restricted cash                                                  200,000              100,000
  Due from lending institution                                      85,651                    -
  Accounts receivable, net of allowance for uncollectible
    amounts of $343,000                                          6,074,163                    -
  Subscriptions receivable                                               -              290,000
  Unbilled services                                                 36,646                    -
  Prepaid expenses and other current assets                        738,095               36,342
                                                            ---------------  -------------------
      Total current assets                                      15,235,894            3,051,720

Property and equipment, net                                        193,544                    -
Goodwill, net                                                      900,587                    -
Other intangible assets, net                                     2,358,130            1,936,033
Deferred merger costs                                                    -              248,363
Other assets                                                        75,619               23,333
                                                            ---------------  -------------------
      Total assets                                          $   18,763,774   $        5,259,449
                                                            ===============  ===================

                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accrued payroll                                           $    1,444,111   $                -
  Current portion of lease obligations payable                       7,742                    -
  Accounts payable and accrued expenses                          7,281,476              349,182
  Due to HRA                                                     2,809,144                    -
                                                            ---------------  -------------------
      Total current liabilities                                 11,542,473              349,182
                                                            ---------------  -------------------

Commitments and contingencies

Shareholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized; Class A Preferred, 590,375 authorized,
    issued and outstanding                                           5,904                    -
  Common stock, $.01 par value,100,000,000 shares
    authorized; 23,943,821 shares issued and 23,918,975
    outstanding as of June 30, 2003; 50,000,000 shares
    authorized; 21,116,494 shares issued and outstanding
    as of December 31, 2002                                        239,438              211,165
  Additional paid-in capital                                    28,552,618            6,550,328
  Deficit                                                      (21,545,176)          (1,851,226)
  Less: Treasury stock (24,846 common shares at cost)              (31,483)                   -
                                                            ---------------  -------------------
      Total shareholders' equity                                 7,221,301            4,910,267
                                                            ---------------  -------------------
      Total liabilities and shareholders' equity            $   18,763,774   $        5,259,449
                                                            ===============  ===================


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